Exhibit 99.1

Contact:
Susan Spivak Bernstein
Senior Vice President, Investor Relations
212.607.8835
susan.spivak@argolimited.com

Argo Group Reports 2018 Third Quarter Net Income of
$40.6 Million or $1.17 per Diluted Share

HAMILTON, Bermuda (November 5, 2018) - Argo Group International Holdings, Ltd. (NYSE: ARGO) today announced financial results for the three and nine months ended September 30, 2018.

2018 Third Quarter Recap

Gross Written Premiums $839.9M ↑ 4.3% from Q3 2017	Combined Ratio 99.7% ↓ 26.8 pts from Q3 2017	Net Income per Diluted Share $1.17 ↑ 165.7% from Q3 2017	Adjusted Operating Income Per Diluted Share (1) $0.68 ↑ 141.0% from Q3 2017	Book Value Per Share $53.63 ↑ 2.0% from Q2 2018(2)

“At the beginning of 2018, following the integration of Ariel Re, we restructured our reinsurance program to mitigate risk exposure to catastrophe events and reduce earnings volatility. In this year’s third quarter, the industry was hit by heavy catastrophe losses on a global basis. At Argo, our program performed as planned. The company produced an overall underwriting profit for the quarter, and operating earnings of $23.5 million or $0.68 per diluted share,” said CEO Mark E. Watson III. “Our U.S. Operations are generating strong profitable premium growth reflecting our strategic growth and digital initiatives. In our International Operations, we are targeting growth in select markets, taking corrective underwriting actions in lines of business where needed, and utilizing third-party capital to support our Reinsurance business. The combination of improving margins, top-line growth, and strong investment results should generate improved returns for our shareholders, as we’ve already seen evidenced this quarter, with a 9% annualized return on equity.”

HIGHLIGHTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018	HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

●
Gross written premiums grew 4.3% to $839.9 million, compared to $805.1 million for the 2017 third quarter.

U.S. Operations grew 12.5% to $482.6 million, while the International Operations declined 5.1% to $357.2 million compared to the 2017 third quarter.

Refer to the U.S. and International Operations sections below for additional commentary on gross written premiums.
●
Gross written premiums grew 7.8% to $2.3 billion, compared to $2.1 billion for the 2017 nine month period.

U.S. Operations grew 12.1% to $1.3 billion, while the International Operations grew 2.7% to $987.5 million compared to the 2017 nine month period.

●
Net income was $40.6 million or $1.17 per diluted share, compared to a net loss of $61.3 million or $1.78 per diluted share for the 2017 third quarter.

As noted in the first two quarters of 2018, the year over year comparisons are impacted by the Company adopting a new accounting standard (refer to the Notes below) and as a result, the 2018 third quarter net income was favorably impacted by an after-tax(3) gain of $3.6 million (earnings per diluted share of $0.10). Such amounts are included as a component of Net Realized Investment Gains.

●
Net income was $107.2 million or $3.09 per diluted share, compared to a net income of $21.4 million or $0.60 per diluted share for the 2017 nine month period.

As noted in the first two quarters of 2018, the year over year comparisons are impacted by the Company adopting a new accounting standard (refer to the Notes below) and as a result, the 2018 nine month period was adversely impacted by an after-tax(3) loss of $17.7 million (loss per diluted share of $0.51). Such amounts are included as a component of Net Realized Investment Gains.

●	Adjusted operating income(1)(3) was $23.5 million or $0.68 per diluted share, compared to an adjusted operating loss of $54.7 million or a loss of $1.66 per diluted share for the 2017 third quarter.	●	Adjusted operating income(1)(3) was $92.9 million or $2.68 per diluted share, compared to adjusted operating income of $5.2 million or income of $0.15 per diluted share for the 2017 nine month period.
●
The combined ratio was 99.7% compared to 126.5% for the 2017 third quarter. The loss and expense ratios for the 2018 quarter were 62.1% and 37.6%, respectively, compared to 83.8% and 42.7%, respectively, for the 2017 third quarter.
●
The combined ratio was 97.3% compared to 107.3% for the 2017 nine month period. The loss and expense ratios for the nine month period were 59.4% and 37.9%, respectively, compared to 66.7% and 40.6%, respectively for the 2017 nine month period.

●
Catastrophe losses were $24.2 million, net of reinstatement and other CAT-related premium adjustments.  The 2017 third quarter catastrophe losses were $104.5 million, inclusive of net reinstatement and other CAT-related premium adjustments.
●
Catastrophe losses were $30.2 million, net of reinstatement and other CAT-related premium adjustments.  The 2017 nine month period catastrophe losses were $110.9, inclusive of net reinstatement and other CAT-related premium adjustments.

●	Net prior-year reserve development was $0.3 million unfavorable compared to favorable prior year development of $1.3 million in the 2017 third quarter.	●
Net prior-year reserve development was $4.1 million favorable compared with net adverse development of $4.4 million in the 2017 nine month period. The 2017 nine month period was adversely impacted by the Ogden rate change in the U.K. and losses related to Hurricane Matthew (approximately $10 million in total).

●
Net investment income increased 11.7% to $34.5 million compared to $30.9 million in the 2017 third quarter.

Net investment income on the core portfolio increased 9.9% to $27.7 million compared to $25.2 million in the 2017 third quarter. Alternative investments contributed $6.8 million in the 2018 third quarter compared to $5.7 million in the 2017 third quarter, an increase of 19.3%.
●
Net investment income decreased 1.2% to $103.7 million, compared to $105.0 million for the 2017 nine month period.

Net investment income on the core portfolio increased 25.0% to $83.0 million compared to $66.4 million in the 2017 nine month period. Alternative investments contributed $20.7 million in the 2018 nine month period compared to $38.6 million in the 2017 third quarter, a decrease of 46.4%.

The 2017 nine month period included a net pre-tax investment gain on Alternative investments of $11.6 million ($9.3 million after-tax(3) or $0.26 earnings per diluted share) relating to net asset sales initiated by an equity investee in the second quarter of 2017.

●	Common stock repurchased by the Company during the 2018 third quarter totaled 156,456 shares for $9.6 million.	●	Common stock repurchased by the Company during the 2018 nine month period totaled 500,989 shares for $30.0 million.

●	Book value per share was $53.63 at September 30, 2018, up from $52.83 at June 30, 2018	●	Book value per share was $53.63 at September 30, 2018, up from $53.46 at December 31, 2017, and $53.01 at September 30, 2017.

Notes
●
Effective January 1, 2018, the Company adopted ASU No. 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Liabilities, using a cumulative effect adjustment. This adjustment transferred the unrealized gains and losses as of December 31, 2017, net of tax, on equity securities from accumulated other comprehensive income to retained earnings, resulting in no overall impact to shareholders’ equity.

In accordance with this accounting standard, in the 2018 third quarter, the Company recognized the change in the fair value of its equity securities as a pre-tax gain of $4.5 million ($3.6 million net of taxes(3) and earnings of $0.10 per diluted share). Since January 1, 2018, the Company recognized a pre-tax loss of $22.1 million ($17.7 million after taxes(3) and a loss of $0.51 per diluted share). These amounts are included as a component of net realized investment losses (gains) on the income statement. Amounts for the comparable 2017 periods are not presented as a component of net income, as ASU 2016-01 was required to be adopted on a prospective basis.

●
Excluding repurchased shares, all references to common shares associated with the recalculation of per share amounts for all periods presented have been adjusted for the 15% stock dividend paid on March 21, 2018, to shareholders of record at the close of business on March 7, 2018.

●	All references to catastrophe losses are pre-tax.

●
Point impacts on the combined ratio are calculated as the difference between the reported combined ratio and the combined ratio excluding incurred catastrophe losses and associated reinstatement and other catastrophe-related premium adjustments.

(1)    Refer to Non-GAAP Financial Measures below.
(2)      The percentage increase in book value per share is calculated prior to the effects of cash dividends of $9.3 million paid to shareholders during the third quarter of 2018.
(3)    At assumed tax rate of 20%.

U.S. Operations

•
Gross written premiums in the 2018 third quarter of $482.6 million were up $53.7 million or 12.5% compared to the 2017 third quarter. This growth was achieved in all major lines of business, reflecting the continued execution of strategic growth and digital initiatives, while still executing on appropriate risk selection and exposure management actions.

•
Net earned premiums in the 2018 third quarter of $278.3 million were up $35.7 million or 14.7% from the 2017 third quarter, driven by the aforementioned growth in gross written premiums across all major lines of business.

•
The loss ratio for the 2018 third quarter was 56.1%, compared to 61.2% for the 2017 third quarter.  The lower loss ratio in 2018 third quarter reflects lower catastrophe losses, partially offset by a modest increase in the current accident year, ex-CAT loss ratio. The current accident year ex-CAT loss ratio for the 2018 third quarter was 57.9%, compared to 57.5% for the 2017 third quarter. This modest increase is primarily related to business mix changes.

•
Net favorable prior-year reserve development for the 2018 third quarter was $10.7 million, consistent with the 2017 third quarter.  The current quarter favorable development is largely attributable to Liability and Specialty lines.

•
Catastrophe losses for the 2018 third quarter were $5.6 million compared to catastrophe losses of $17.2 million in the 2017 third quarter.  In addition, the 2017 third quarter was adversely impacted by CAT-related premium adjustments of $3.8 million, resulting in a total catastrophe related impact of $21.0 million.

•
The expense ratio for the 2018 third quarter was 32.5%, compared to 36.5% for the 2017 third quarter. The improvement in the expense ratio reflected the aforementioned 14.7% increase in net earned premiums and lower acquisition costs, partially offset by continued strategic investments in people and technology, including digital initiatives in support of premium growth. The 2017 third quarter included a $3.5 million charge relating to the final resolution of a premium tax dispute, which increased the expense ratio in the 2017 quarter by 1.4%.

•
Underwriting income for the 2018 third quarter was $31.8 million, compared to $5.6 million for the 2017 third quarter. The $26.2 million increase in underwriting income is primarily related to lower catastrophe losses, an increase in underwriting gains related to the growth in net earned premiums, and improved scale, as reflected by a lower expense ratio.

International Operations

•	Gross written premiums in the 2018 third quarter of $357.2 million were down $19.1 million or 5.1% compared to the 2017 third quarter.

As discussed last quarter, in connection with the full integration of the reinsurance business of Ariel Re that we acquired in 2017, beginning in 2018 we changed the capital structure supporting that business by introducing certain third party capital to participate in the exposures we underwrite. This third party capital receives a corresponding proportion of the gross written premiums. As such, this structure has the effect of reducing the gross written premiums reported in our financial statements. In exchange, we receive certain remuneration for originating risks and for the underlying underwriting performance. During the 2018 third quarter, approximately $53.4 million of gross written premiums are attributable to our third party capital partners. There was no such structure for our Ariel Re business in 2017.

The decline in gross written premiums also reflects the effects of corrective underwriting actions within Syndicate 1200, most notably the Property D&F business and the non-renewal of certain casualty line accounts in Bermuda. Partially offsetting these declines were increases in Liability, Professional and Specialty lines in Europe, Liability, Professional and Specialty lines in Syndicate 1200 (including 2017 Year of Account (YOA) adjustments), Professional lines in Bermuda, and to a lesser extent growth in Specialty lines in Latin America.

•
Net earned premiums in the 2018 third quarter of $168.5 million increased $21.7 million or 14.8% from the 2017 third quarter due largely to adjustments to certain 2017 YOA account binders within Syndicate 1200, and earning impacts for net written premiums written in the later part of 2017 and in 2018, partially offset by the retained percentage of certain of our Lloyd's insurance and reinsurance businesses as noted above.

•
The loss ratio for the 2018 third quarter was 66.9%, compared to 113.0% for the 2017 third quarter. The improvement in the loss ratio was due to lower catastrophe losses and an improvement in the current accident year ex-CAT loss ratio, partially offset by unfavorable prior-year reserve development recorded  in the 2018 third quarter compared to favorable prior-year reserve development for the 2017 third quarter.

The current accident year ex-CAT loss ratio for the 2018 third quarter was 54.3% compared to 60.9% for the 2017 third quarter. The 6.6 point improvement in the current accident year ex-CAT loss ratio is due primarily to the earned premium impact of one-time CAT and risk management reinsurance purchases in 2017 in connection with the acquisition of Ariel Re. The effect of these purchases was an increase to the 2017 current accident year ex-CAT loss ratio of 2.6 points.  Additionally, the 2018 third quarter reflected improved property experience as a result of lower attritional losses, in part due to corrective underwriting actions within the Property D&F book within Syndicate 1200.

•
For the 2018 third quarter, net unfavorable prior-year reserve development was $2.5 million, compared to net favorable prior-year reserve development of $2.6 million in the 2017 third quarter.  The 2018 charge relates primarily to Syndicate 1200 Liability lines, partially offset by a reduction in Property lines.

•
Catastrophe losses for the 2018 third quarter were $19.0 million and net inward CAT-related premium adjustments were $0.4 million for a net catastrophe impact of $18.6 million.  In the third quarter of 2017, catastrophe losses were $72.8 million and net outward CAT-related premium adjustments of $10.7 million were recorded for a total catastrophe impact of $83.5 million. The 2018 catastrophe losses are related to Hurricane Florence, Typhoon Jebi and other catastrophe and weather-related events in the third quarter of 2018 and include losses related to certain aggregate excess of loss contracts.

•
The expense ratio for the 2018 third quarter was 37.6%, compared to 43.3% for the 2017 third quarter. The decrease in the expense ratio relates to the aforementioned 14.8% increase in net earned premiums and lower operating costs within the Reinsurance business unit due to expenses attributable to third party capital providers, partially offset by certain investments in support of strategic growth areas, most notably in Europe, Latin America and Asia Pacific.  Additionally, the 2017 third quarter expense ratio was increased due to a reduction in net earned premiums due to one-time CAT and risk management reinsurance purchases mentioned above.

•
The underwriting loss for the 2018 third quarter was $7.7 million, compared to an underwriting loss of $82.7 million for the 2017 third quarter. The $75.0 million improvement in underwriting results was due primarily to lower impacts from catastrophes.  As noted above, the 2018 third quarter includes catastrophe impacts of $18.6 million compared to $83.5 million in the 2017 third quarter.  Additionally, the 2018 third quarter reflected an increase in underwriting gains related to the $21.7 million growth in net earned premiums, partially offset by net unfavorable prior-year reserve development.

CONFERENCE CALL
Argo Group management will conduct an investor conference call starting at 10:00 a.m. EST (12:00 p.m. AST) tomorrow, Tuesday, November 6, 2018. A live webcast of the conference call can be accessed by visiting https://services.choruscall.com/links/argo181106.html. Participants in the U.S. can access the call by dialing (877) 291-5203. Callers dialing from outside the U.S. can access the call by dialing (412) 902-6610. Please ask the operator to be connected to the Argo Group earnings call.

A webcast replay will be available shortly after the live conference call and can be accessed at https://services.choruscall.com/ccforms/replay.html. A telephone replay of the conference call will be available through November 13, 2018, to callers in the U.S. by dialing (877) 344-7529 (conference #10125398). Callers dialing from outside the U.S. can access the telephone replay by dialing (412) 317-0088 (conference # 10125398).
ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group's insurance subsidiaries are A.M. Best-rated 'A' (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group's U.S. insurance subsidiaries are Standard and Poor's-rated 'A-' (Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS
This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," “do not believe,” “aim,” "project," "anticipate," “seek,” "will," “likely,” “assume,” “estimate,” "may," “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) our ability to implement our business strategy; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of Ariel Re and other businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedents, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Argo Group on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Argo Group will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Argo Group or its business or operations. Except as required by law, Argo Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

NON-GAAP FINANCIAL MEASURES
In presenting the Company's results, management has included and discussed in this press release certain non-generally accepted accounting principles ("non-GAAP") financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles ("U.S. GAAP").

“Underwriting income” is an internal performance measure used in the management of the Company’s operations and represents net amount earned from underwriting activities (net premiums earned less underwriting expenses and claims incurred). Although this measure of profit (loss) does not replace net income (loss) computed in accordance with U.S. GAAP as a measure of profitability, management uses this measure of profit (loss) to focus our reporting segments on generating underwriting income. The Company presents Underwriting income as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

“Current accident year ex-CAT combined ratio” and the “Current accident year ex-CAT loss ratio” are internal measures used by the management of the Company to evaluate the performance of its' underwriting activity and represents the net amount of underwriting income excluding catastrophe related charges (impacts to both premiums and losses),the impact of changes to prior year loss reserves and other one-time items that would impact expenses or net earned premiums. Although this measure does not replace the combined ratio it provides management with a view of the quality of earnings generated by underwriting activity for the current accident year.

“Total return on average investments” is an internal measure used by management of the Company to evaluate the performance of its investment and asset management activities and represents the total of net investment income, net realized gains and losses, and the net change in unrealized gains and losses. These returns are analyzed as a percentage of the average investments excluding investments managed on behalf of trade capital providers who are third-parties that provide underwriting capital to our Syndicate operations. This measure does not replace net investment income as a measure of return on invested assets. However, it provides management with an overall view of investment performance.

“Adjusted operating income" is an internal performance measure used in the management of the Company's operations and represents after-tax (at an assumed effective tax rate of 20%) operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items from the calculation of adjusted operating income because these amounts are influenced by and fluctuate in part, by market conditions that are outside of management’s control. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing adjusted operating income enables investors, analysts, rating agencies and other users of the Company's financial information to more easily analyze our results of operations and underlying business performance. Adjusted operating income should not be viewed as a substitute for U.S. GAAP net income.

"Annualized return on average shareholders’ equity" ("ROAE") is calculated using average shareholders' equity. In calculating ROAE, the net income available to shareholders for the period is multiplied by the number of periods in a calendar year to arrive at annualized net income available to shareholders. The Company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

"Annualized adjusted operating return on average shareholders' equity" is calculated using adjusted operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above) and average shareholders' equity. The assumed tax rate is 20%.

Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.

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(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Total investments	$4,864.7	$4,742.9
Cash	118.5	176.6
Accrued investment income	26.3	23.5
Receivables	2,917.1	2,691.9
Goodwill and intangible assets	271.9	258.2
Deferred acquisition costs, net	174.6	160.4
Ceded unearned premiums	515.6	399.5
Other assets	391	311
Total assets	$9,279.7	$8,764.0

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$4,291.7	$4,201.0
Unearned premiums	1,387.5	1,207.7
Ceded reinsurance payable, net	885.4	734.0
Senior unsecured fixed rate notes	139.8	139.6
Other indebtedness	183.9	184.5
Junior subordinated debentures	256.9	256.6
Other liabilities	316.4	220.9
Total liabilities	7,461.6	6,944.3

Total shareholders' equity	1,818.1	1,819.7
Total liabilities and shareholders' equity	$9,279.7	$8,764.0

Book value per common share	$53.63	$53.46

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Gross written premiums	$839.9	$805.1	$2,253.2	$2,090.9
Net written premiums	530.6	473.2	1,341.0	1,263.7

Earned premiums	446.9	389.3	1,279.3	1,167.8
Net investment income	34.5	30.9	103.7	105.0
Fee and other income	3.3	13.0	7.2	20.4
Net realized investment gains (losses):
Net realized investment gains	9.7	6.0	31.1	25.1
Change in fair value of equity securities (1)	4.5	-	(22.1)	-
Net realized investment gains	14.2	6.0	9.0	25.1
Total revenue	498.9	439.2	1,399.2	1,318.3

Losses and loss adjustment expenses	277.5	326.4	760.2	779.5
Underwriting, acquisition and insurance expenses	168.0	166.1	485.0	474.4
Interest expense	7.9	7.5	23.4	20.4
Fee and other expense	1.9	5.0	5.5	12.4
Foreign currency exchange (gains) losses	(1.7)	0.1	(2.3)	4.0
Total expenses	453.6	505.1	1,271.8	1,290.7

Income (loss) before income taxes	45.3	(65.9)	127.4	27.6
Income tax provision (benefit)	4.7	(4.6)	20.2	6.2
Net income (loss)	$40.6	$(61.3)	$107.2	$21.4

Net income per common share (basic)	$1.20	$(1.78)	$3.16	$0.62
Net income per common share (diluted)	$1.17	$(1.78)	$3.09	$0.60

Weighted average common shares:
Basic	34.0	34.5	33.9	34.6
Diluted	34.7	34.5	34.7	35.5

Loss ratio	62.1%	83.8%	59.4%	66.7%
Expense ratio	37.6%	42.7%	37.9%	40.6%
Combined ratio	99.7%	126.5%	97.3%	107.3%
CAY ex-CAT combined ratio (2)	94.1%	100.0%	95.2%	97.5%

(1)
New reporting requirements for the change in fair value of equity securities commenced January 1, 2018 resulting from our adoption of ASU 2016-01. Amounts for the three and nine months ended September 30, 2017 are not presented, as ASU 2016-01 was required to be adopted on a prospective basis.

(2)
For purposes of calculating these ratios, net earned premiums were adjusted to exclude reinstatement and other catastrophe-related premium adjustments of $0.4 million (inward premiums) for both the three and nine months ended September 30, 2018, and $14.5 million (outward premiums) for both the three and nine months ended September 30, 2017.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
U.S. Operations
Gross written premiums	$482.6	$428.9	$1,265.4	$1,128.9
Net written premiums	339.1	302.6	866.2	781.1
Earned premiums	278.3	242.6	807.6	692.9

Underwriting income	31.8	5.6	74.2	55.7
Net investment income	21.4	18.8	64.7	66.0
Interest expense	(3.9)	(3.8)	(11.9)	(10.3)
Fee income (expense), net	1.0	8.1	(0.2)	7.5
Net income before taxes	$50.3	$28.7	$126.8	$118.9

Loss ratio	56.1%	61.2%	58.0%	56.8%
Expense ratio	32.5%	36.5%	32.8%	35.1%
GAAP combined ratio	88.6%	97.7%	90.8%	91.9%
CAY ex-CAT combined ratio (1)	90.4%	93.5%	91.2%	92.4%

International Operations
Gross written premiums	$357.2	$376.3	$987.5	$962.0
Net written premiums	191.4	170.7	474.5	482.6
Earned premiums	168.5	146.8	471.4	474.9

Underwriting (loss) income	(7.7)	(82.7)	14.5	(78.1)
Net investment income	8.4	7.7	25.6	24.4
Interest expense	(2.3)	(2.8)	(6.9)	(7.1)
Fee income, net	0.4	0.3	1.7	0.7
Net (loss) income before taxes	$(1.2)	$(77.5)	$34.9	$(60.1)

Loss ratio	66.9%	113.0%	59.5%	77.7%
Expense ratio	37.6%	43.3%	37.4%	38.7%
GAAP combined ratio	104.5%	156.3%	96.9%	116.4%
CAY ex-CAT combined ratio (2)	92.0%	101.2%	93.1%	95.1%

(1)
For purposes of calculating these ratios, net earned premiums were adjusted to exclude reinstatement and other catastrophe-related premium adjustments of $3.8 million (outward premiums) for both the three and nine months ended September 30, 2017. There were no such premium adjustments for the three and nine months ended September 30, 2018.

(2)
For purposes of calculating these ratios, net earned premiums were adjusted to exclude reinstatement and other catastrophe-related premium adjustments of $0.4 million (inward premiums) for both the three and nine months ended September 30, 2018, and $10.7 million (outward premiums) for both the three and nine months ended September 30, 2017.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF LOSS RATIOS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
U.S. Operations
Loss ratio	56.1%	61.2%	58.0%	56.8%
Prior accident year loss reserve development	3.8%	4.3%	1.8%	4.1%
Catastrophe losses	(2.0)%	(8.0)%	(1.4)%	(3.4)%
CAY ex-CAT loss ratio	57.9%	57.5%	58.4%	57.5%

International Operations
Loss ratio	66.9%	113.0%	59.5%	77.7%
Prior accident year loss reserve development	(1.5)%	1.7%	.2%	(3.5)%
Catastrophe losses	(11.1)%	(53.8)%	(4.0)%	(17.0)%
CAY ex-CAT loss ratio	54.3%	60.9%	55.7%	57.2%

Consolidated
Loss ratio	62.1%	83.8%	59.4%	66.7%
Prior accident year loss reserve development	(.1)%	.3%	.3%	(.4)%
Catastrophe losses	(5.5)%	(25.2)%	(2.4)%	(8.9)%
CAY ex-CAT loss ratio	56.5%	58.9%	57.3%	57.4%

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
NET PRIOR-YEAR RESERVE DEVELOPMENT & CAT LOSSES BY SEGMENT
(in millions)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Prior-Year Development
(Favorable)/Unfavorable
U.S. Operations	$(10.7)	$(10.7)	$(14.8)	$(28.7)
International Operations	2.5	(2.6)	(0.8)	17.0
Run-off Lines	8.5	12.0	11.5	16.1
Total net prior-year reserve development	$0.3	$(1.3)	$(4.1)	$4.4

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Catastrophe Losses
Catastrophe losses:
U.S. Operations	$5.6	$17.2	$11.2	$22.1
International Operations	19.0	72.8	19.4	74.3
Total catastrophe losses	24.6	90.0	30.6	96.4
CAT-related premium adjustments:
U.S. Operations	-	3.8	-	3.8
International Operations	(0.4)	10.7	(0.4)	10.7
Total CAT-related premium adjustments	(0.4)	14.5	(0.4)	14.5
Catastrophe losses, inclusive of CAT-related premium adjustments:
U.S. Operations	5.6	21.0	11.2	25.9
International Operations	18.6	83.5	19.0	85.0
Total catastrophe losses, inclusive of CAT-related premium adjustments	$24.2	$104.5	$30.2	$110.9

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF UNDERWRITING INCOME TO NET INCOME
CONSOLIDATED
(in millions)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income (loss)	$40.6	$(61.3)	$107.2	$21.4
Add (deduct):
Income tax provision (benefit)	4.7	(4.6)	20.2	6.2
Net investment income	(34.5)	(30.9)	(103.7)	(105.0)
Net realized investment gains	(14.2)	(6.0)	(9.0)	(25.1)
Fee and other income	(3.3)	(13.0)	(7.2)	(20.4)
Interest expense	7.9	7.5	23.4	20.4
Fee and other expense	1.9	5.0	5.5	12.4
Foreign currency exchange (gains) losses	(1.7)	0.1	(2.3)	4.0
Underwriting income (loss)	$1.4	$(103.2)	$34.1	$(86.1)

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF ADJUSTED OPERATING INCOME TO NET INCOME
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income (loss), as reported	$40.6	$(61.3)	$107.2	$21.4
Income tax provision (benefit)	4.7	(4.6)	20.2	6.2
Net income (loss), before taxes	45.3	(65.9)	127.4	27.6
Add (deduct):
Net realized investment gains	(14.2)	(6.0)	(9.0)	(25.1)
Foreign currency exchange (gains) losses	(1.7)	0.1	(2.3)	4.0
Adjusted operating income before taxes	29.4	(71.8)	116.1	6.5
Provision for income taxes, at assumed rate (1)	5.9	(14.4)	23.2	1.3
Adjusted operating income (loss)	$23.5	$(57.4)	$92.9	$5.2

Adjusted operating income (loss) per common share (diluted)	$0.68	$(1.66)	$2.68	$0.15

Weighted average common shares, diluted	34.7	34.5	34.7	35.5

(1) At assumed tax rate of 20%.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF SEGMENT INCOME TO NET INCOME
(in millions)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Segment income (loss) before income taxes:
U.S. Operations	$50.3	$28.7	$126.8	$118.9
International Operations	(1.2)	(77.5)	34.9	(60.1)
Run-off Lines	(7.6)	(12.7)	(8.6)	(16.4)
Corporate and Other	(12.1)	(10.3)	(37.0)	(35.9)
Net realized investment gains	14.2	6.0	9.0	25.1
Foreign currency exchange gains (losses)	1.7	(0.1)	2.3	(4.0)
Income (loss) before income taxes	45.3	(65.9)	127.4	27.6
Income tax provision (benefit)	4.7	(4.6)	20.2	6.2
Net income (loss)	$40.6	$(61.3)	$107.2	$21.4

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
PREMIUMS BY SEGMENT AND LINE OF BUSINESS
(in millions)
(unaudited)

U.S. Operations	Three months ended September 30, 2018			Three months ended September 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$76.3	$56.9	$33.7	$68.1	$45.5	$26.8
Liability	302.1	209.9	182.9	277.2	196.9	160.2
Professional	61.2	38.5	33.0	46.2	32.1	30.8
Specialty	43.0	33.8	28.7	37.4	28.1	24.8
Total	$482.6	$339.1	$278.3	$428.9	$302.6	$242.6

	Nine months ended September 30, 2018			Nine months ended September 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$193.7	$113.7	$100.8	$193.4	$104.9	$85.8
Liability	790.8	553.6	528.6	715.4	511.3	454.8
Professional	164.4	107.6	95.5	119.9	89.3	85.5
Specialty	116.5	91.3	82.7	100.2	75.6	66.8
Total	$1,265.4	$866.2	$807.6	$1,128.9	$781.1	$692.9

International Operations	Three months ended September 30, 2018			Three months ended September 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$147.1	$52.5	$49.4	$177.1	$64.1	$48.8
Liability	53.0	29.7	27.4	56.3	25.1	22.6
Professional	52.7	32.2	27.9	42.8	27.9	22.7
Specialty	104.4	77.0	63.8	100.1	53.6	52.7
Total	$357.2	$191.4	$168.5	$376.3	$170.7	$146.8

	Nine months ended September 30, 2018			Nine months ended September 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$408.9	$135.1	$156.1	$390.3	$161.9	$168.9
Liability	144.9	80.2	71.7	126.6	61.3	60.1
Professional	141.4	80.3	76.0	120.4	72.3	70.4
Specialty	292.3	178.9	167.6	324.7	187.1	175.5
Total	$987.5	$474.5	$471.4	$962.0	$482.6	$474.9

Consolidated	Three months ended September 30, 2018			Three months ended September 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$223.4	$109.4	$83.1	$245.1	$109.5	$75.5
Liability	355.2	239.7	210.4	333.5	222.0	182.8
Professional	113.9	70.7	60.9	89.0	60.0	53.5
Specialty	147.4	110.8	92.5	137.5	81.7	77.5
Total	$839.9	$530.6	$446.9	$805.1	$473.2	$389.3

	Nine months ended September 30, 2018			Nine months ended September 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$602.6	$248.8	$256.9	$583.7	$266.8	$254.7
Liability	936.0	634.1	600.6	842.0	572.6	514.9
Professional	305.8	187.9	171.5	240.3	161.6	155.9
Specialty	408.8	270.2	250.3	424.9	262.7	242.3
Total	$2,253.2	$1,341.0	$1,279.3	$2,090.9	$1,263.7	$1,167.8

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
COMPONENTS OF NET INVESTMENT INCOME
CONSOLIDATED
(in millions)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net investment income, excluding alternative investments	$27.7	$25.2	$83.0	$66.4
Alternative investments	6.8	5.7	20.7	38.6
Total net investment income	$34.5	$30.9	$103.7	$105.0

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SHAREHOLDER RETURN ANALYSIS
(in millions)
(unaudited)

	For the Nine Months Ended
	September 30,
	2018	2017	% Change

Net income	$107.2	$21.4	400.9%
Adjusted operating income (1)	92.9	5.2	1,686.5%

Shareholders' Equity - Beginning of period	$1,819.7	$1,792.7	1.5%
Shareholders' Equity - End of period	1,818.1	1,808.0	.6%
Average Shareholders' Equity	$1,818.9	$1,800.4	1.0%

Annualized return on average shareholders' equity	7.9%	1.6%
Annualized adjusted operating return on average shareholders' equity	6.8%	.4%

(1) At assumed tax rate of 20%.

Note: In connection with the adoption of ASU No. 2016-01, during the first nine months of 2018, the company recorded a pre-tax loss of $22.1 million (after tax loss of $17.7 million) for the change in fair value of equity securities. As required by the accounting standard, prior year amounts are not restated to reflect this accounting change. Excluding the impact of this accounting change, net income would have been $124.9 million and the related annualized return on average shareholder's equity would be approximately 9.2% compared to 1.6% for the first nine months of 2017.

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